Exhibit 10.1.1

TECO TRANSPORT CORPORATION

RETENTION AND CONTINGENT SEPARATION AGREEMENT AND GENERAL RELEASE

THIS RETENTION AND CONTINGENT SEPARATION AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made and entered into this 29th day of March, 2007, by and between TECO TRANSPORT CORPORATION (the “Company”), the principal place of business which is located at 702 North Franklin Street, Tampa, Florida 33602 and SAL LITRICO (the “Officer”), whose address is P. O. Box 3358, Tampa, FL 33601.

WHEREAS, the Officer is currently employed in the position of President with approximately 13.08 years of credited employment with and service to the Company and affiliated companies; and

WHEREAS, the owner of the Company is considering selling one hundred percent of the stock or assets of the Company (the “Potential Transaction”); and

WHEREAS, the Officer’s continued employment through the closing date of the Potential Transaction (“Closing Date”) is important to the success of both the Company and the Potential Transaction; and

WHEREAS, the Company desires to provide Officer certain payments if Officer’s employment is subsequently terminated after the Closing Date;

WHEREAS, the Company and the Officer desire to enter into a retention arrangement with the Officer and a contingent severance arrangement; and

WHEREAS, the parties have mutually agreed to enter into the following Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is hereby agreed as follows:

1.	PURPOSE OF AGREEMENT

The Company desires to continue the employment and cooperation of the Officer during the period commencing as of the date hereof through the Closing Date. During that period of time, the Officer shall be paid and receive all compensation, including annual and long-term incentives, and other benefits to which he is entitled as an Officer and employee of the Company, plus the additional compensation and benefits as set forth herein.

2.	TERMINATION OF THE AGREEMENT

(a) In the event the Officer voluntarily terminates employment without Good Reason before the Closing Date, this Agreement shall terminate and Company shall not be obligated to make any further payments to Officer under this Agreement.

(b) In the event the owner of the Company announces a decision to not pursue a Potential Transaction, this Agreement shall terminate and Company shall not be obligated to make any further payments to Officer under this Agreement.

(c) This Agreement shall terminate and Company shall not be obligated to make any further payments to Officer under this Agreement after December 31, 2007 unless definitive agreements for the Potential Transaction have been executed and the consummation of the Potential Transaction is dependant on (a) regulatory approvals, or (b) satisfaction of conditions precedent to the closing or (c) closing.

3.	DEFINITIONS

(a) For purposes of this Agreement, “Good Reason” shall be defined as the occurrence (without your express written consent) of any of the following: (1) a reduction by the Company (or the successor employer of the Company’s employees) in your annual base salary as was in effect on the date hereof, (2) a substantial adverse alteration in the nature or status of your position or responsibilities or the conditions of your employment from those in effect on the date hereof, or (3) the Company breaches this Agreement in any material respect.

(b) For purposes of this Agreement, termination by the Company (or the successor employer of the Company’s employees) of your employment for “Cause” shall mean termination upon (i) the willful and continued failure by you to substantially perform your duties with the Company after a written demand for substantial performance is delivered to you, or (ii) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise.

4.	RETENTION PAYMENTS

(a) In accordance with the terms of this Section, the Company shall pay the Officer or cause the successor employer or its designee to pay the Officer on its behalf a retention payment equal to 75% of the Officer’s annual base salary (“Base Salary”). The amount shall be made in two payments; 25% of the Base Salary to be paid within ten (10) days following the Closing Date and the remaining 50% to be paid on the first business day following the date that is six months after the Closing Date. The payments made to the Officer shall be reduced to reflect the withholding of required FICA and federal withholding taxes regardless of whether or not the Officer is employed by another employer.

(b) Contingent on the Officer signing the Release in the form set out in Exhibit A on the Closing Date, the Company shall pay the Officer or cause the successor employer or its designee to pay the Officer on its behalf a one-time lump sum payment of $666,215 within ten (10) days following the Closing Date. Such amount is approximately equal to the present value of the portion of retirement benefits payable under the TECO Energy Group Supplemental Executive Retirement Plan (SERP) as if the Officer were vested based on earnings through May 2007. If the Closing Date is later than May 31, 2007, then the payment in this Section 4(b) shall be adjusted to the actual amount calculated as of the Closing Date. The payment made to the Officer shall be reduced to reflect the withholding of required FICA and federal withholding taxes regardless of whether or not the Officer is employed by another employer.

(c) Within ten (10) days following the Closing Date, the Company shall pay the Officer the prorated portion of the Officer’s 2007 target bonus. Such payment shall represent Officer’s payment from all Company 2007 annual incentive plans. The payment shall be reduced to reflect the withholding of required FICA and Federal withholding taxes regardless of whether or not the Officer is employed by another employer.

(d) Officer shall be eligible to participate in the Company sales price incentive pool adopted by the owner of the Company and approved by the Board of Directors on January 31, 2007. The actual payout, if any, made to the Officer shall be determined as set forth in such approval. Any payments under this Section shall be reduced to reflect the withholding of required FICA and Federal withholding taxes regardless of whether or not the Officer is employed by another employer.

(e) For purposes of the Officer’s TECO Energy, Inc. stock option grants, the Officer’s employment shall be considered to have been involuntarily terminated by the Company on the Closing Date and the stock options shall vest and shall remain exercisable for a period of three (3) months as set forth in the stock options grant documents.

(f) For purposes of the Officer’s TECO Energy, Inc. time-based restricted stock grants, the Officer’s employment shall be considered to have been involuntarily terminated by the Company on the Closing Date and all such restricted stock shall vest as set forth in the restricted stock grant documents.

(g) For purposes of the Officer’s TECO Energy, Inc. performance share grants, the Officer’s employment shall be considered to have been involuntarily terminated by the Company on the Closing Date and the resulting number of shares shall be issued to the Officer as set forth in the performance share grant documents.

(h) At the time the Officer’s employment with the Company or its successor ends, the Officer and his eligible dependents will be eligible for medical and dental coverage through the Company’s retiree medical program as it is amended from time to time. The Officer will be entitled to credits against premiums equal to the amount of credits earned by the Officer through the Closing Date. The election to sign up for coverage must be received by the TECO Energy benefits department within 30 days of the Officer’s employment end date.

5.	CONTINGENT SEVERANCE BENEFITS

If the Officer ceases to be employed by the Company or one of its then current subsidiaries or affiliates after the Closing Date for any reason other than a termination for Cause or a voluntary resignation by the Officer for other than Good Reason within twelve (12) months after the Closing Date (the “Subsequent Termination”), and if the Officer notifies the Company in writing of that event within thirty (30) days of the event, the Company shall provide the following payments to the Officer. Such payments shall be made on the first business day that is six (6) months after the Subsequent Termination.

(a) A one-time lump sum separation payment equal to one and one half times the Officer’s annual base salary as of the Closing Date. The payment made to the Officer shall be reduced to reflect the withholding of required FICA and federal withholding taxes regardless of whether or not the Officer is employed by another employer.

(b) A one-time lump sum separation payment of $404,765. Such amount is approximately equal to the present value of an additional two years of age and service credit of retirement benefits in the SERP calculated based on earnings through May 2007. If the Closing Date is later than May 31, 2007, then the payment in this Section 5(b) shall be adjusted to the actual amount calculated as of the Closing Date. The payment made to the Officer shall be reduced to reflect the withholding of required FICA and federal withholding taxes regardless of whether or not the Officer is employed by another employer.

(c) Reimbursement for a one year individual career transition counseling program by a professional agency chosen jointly by the Company and the Officer. In order to qualify for such career transition counseling program, the Officer must contact the TECO Energy, Inc. Human Resources Department within three (3) months of the date the Officer provided notice of separation pursuant to this Section 5.

(d) A $10,000.00 payment for financial assistance for supplemental training. The payment made to the Officer shall be reduced to reflect the withholding of required FICA and federal withholding taxes regardless of whether or not the Officer is employed by another employer.

(e) Reimbursement for the Officer’s cost of medical and dental coverage through TECO Energy’s Retiree Medical program for the Officer and his eligible dependents for eighteen (18) months after the separation date if eligible, or if not, reimbursement for the cost of COBRA medical and dental insurance coverage provided through the Officer’s last employer for the Officer and his eligible dependents for eighteen (18) months after the separation date.

6.	CONFIDENTIALITY AND OTHER CONDUCT

(a) The Officer recognizes and acknowledges that during the course of his employment with the Company, he has been exposed to, has had access to, and has had disclosed to him information and material developed specifically by and for the benefit of the Company and sensitive and/or proprietary information, business planning and operations information, strategic, financial, business and plant security information, business practices and procedures, and specific Company procedures related thereto and to other matters, including without limitation trade secrets, trademarks, service marks, trademarked and copyrighted material, patents, patents pending, financial and data processing information, data bases, interfaces, and/or source codes, Company procedures, specifications, commercial information or other Company or Customer records as described in Administrative Policy 1.12, including any information or material, belonging to others which has been provided to the Company on a confidential basis, all of which are hereinafter referred to as “Confidential Information.”

(b) The Officer agrees to maintain, in strict confidence, the Confidential Information and agrees not to disclose to any third party or to use same to benefit himself or any third party (other than Officer’s financial and legal advisors) the Confidential Information or the fact of, the terms of or the amount of the consideration paid as part of this Agreement and, unless otherwise authorized, the Potential Transaction. The Officer shall be prohibited from using, duplicating, reproducing, copying, distributing, disclosing such Confidential Information regardless of form or purpose, including without limitation, verbal disclosure, data, documents, electronic media or any other media form. The Officer agrees to abide by the non-disclosure and non-use obligations relating to Company records, information, and property contained in the Company’s Standards of Integrity.

(c) The restrictions on the Officer’s disclosure of Confidential Information set out herein do not apply to such information which (i) is now, or which hereafter, through no act or failure to act on the part of the Officer, becomes generally known or available to the public; (ii) is required to be disclosed by a court of competent jurisdiction or by an administrative or quasi-judicial body having jurisdiction over the subject matter after the Officer has given the Company reasonable prior notice of such disclosure requirement; or (iii) is disclosed as part of the process referred to in the letter of John B. Ramil, President and COO, dated March 28, 2007.

(d) The restrictions herein do not apply to the use for the benefit of any purchaser of the Company of Confidential Information that is predominately related to the Company and is transferred with the Company as part of the transaction described in the recitals.

(e) The Officer agrees to conduct himself in all actions or conduct relating to the Company in a manner consistent with existing Company policy and to refrain from engaging in any conduct which holds the Company up to ridicule in the community or which jeopardizes or adversely affects the business or reputation of the Company. Likewise, the Company agrees to conduct itself in all actions or conduct relating to the Officer in a manner consistent with existing Company policy and to refrain from engaging in any conduct which holds the Officer up to ridicule in the community or which jeopardizes or adversely affects the business or reputation of the Officer.

(f) The Company hereby releases the Officer from all claims, rights, causes of action or liabilities of whatever nature, whether at law or in equity, or damages (compensatory, consequential or punitive) against the Officer which the Company may now have and which could have been discovered with reasonable due diligence.

(g) For the purpose of this section the term “Company” shall mean TECO Energy, Inc., TECO Transport Corporation, and all of their subsidiaries and affiliates.

7.	REMEDY AT LAW INSUFFICIENT

Officer acknowledges that damages at law will be an insufficient remedy if Officer violates the terms of this Agreement, and that the Company would suffer a decrease in value and irreparable damage as a result of such violation. Accordingly, on a violation of any of the covenants set forth herein, particularly those contained in Section 5., the Company, without excluding or limiting any other available remedy, shall be entitled to the following remedies:

(1) Upon posting a reasonable bond and filing with a court of competent jurisdiction an appropriate pleading and affidavit specifying each obligation breached by Officer, automatic entry by a court in accordance with Florida Statute §542.335(1)(j) having jurisdiction of an order granting an injunction or specific performance compelling Officer to comply with that obligation, without proof of monetary damage or an inadequate remedy at law; and

(2) Reimbursement of all costs and expenses incurred by the Company in enforcing those obligations or otherwise defending or prosecuting any litigation arising out of Officer’s obligations, including premiums for bonds, fees for experts and investigators, and legal fees, cost, and expenses incurred before a lawsuit is filed and in trial, appellate, bankruptcy and judgment-execution proceedings.

The foregoing remedies are cumulative to all other remedies afforded by law or in equity, and the Company may exercise any such remedy concurrently, independently or successively.

If the Officer prevails, Company agrees to reimburse all costs and expenses incurred by the Officer in enforcing Company’s obligations or otherwise defending or prosecuting any litigation arising out of Officer’s obligations, including premiums for bonds, fees for experts and investigators, and legal fees, costs, and expenses incurred before a lawsuit is filed and in trial, appellate, bankruptcy and judgment-execution proceedings.

8.	SURVIVAL

Neither completion of payments hereunder nor termination of this Agreement shall be deemed to relieve Officer or Company of any rights or obligations hereunder which by their very nature survive the completion of payments by the Company, including without limitation, Sections 6 and 7 hereof.

9.	ENTIRE AGREEMENT

The Officer acknowledges and agrees that this Agreement contains the entire agreement between himself and Company and that no statements or promises have been made by either party concerning the contents of this Agreement other than as expressly contained in this document except, to the extent applicable, for the letter of John B. Ramil, President and Chief Operating Officer, dated March 28, 2007 relating to the procedural process of the Potential Transaction, the various equity plan documents and benefits documents referenced in this Agreement, and the By-Laws concerning Indemnification, the terms of all of which are incorporated herein.

10.	EFFECTIVE DATE

This Agreement will be governed by the Laws of the State of Florida and shall become effective upon execution and delivery of this Agreement by both parties.

11.	STATEMENT OF UNDERSTANDING

The Release attached as Exhibit “A” contains the notices setting forth the rights of the Officer under the Older Workers’ Benefit Protection Act (29 USC §626) relating to the forty five (45)day consideration period commencing on the date hereof and the rescission period relating to the Officer’s execution of the Release.

IN WITNESS WHEREOF, TECO TRANSPORT CORPORATION and SAL LITRICO have caused this instrument to be executed as of the date first written above.

This Agreement supersedes and replaces any previous version of this agreement or any agreement between the parties concerning this separation.

TECO TRANSPORT COMPANY, A FLORIDA CORPORATION

BY:	/s/ S. W.Callahan
Sandra W.Callahan
Treasurer and Assistant Secretary

CAUTION! READ BEFORE SIGNING

BY:	/s/ S. Litrico
Sal Litrico

EXHIBIT A

SAL LITRICO

TECO TRANSPORT CORPORATION

RELEASE OF CLAIMS

For and in consideration of the payments and increased benefits made to the Officer pursuant to Section 4 of the Retention and Contingent Separation Agreement (“Retention Agreement”), the Officer, for himself, his heirs, executors, administrators, successors and assigns acknowledges that the payments being made as consideration are in addition to anything of value to which he is entitled and accordingly hereby releases and agrees to hold harmless the Company (which, for purposes of this Release includes the Company, subsidiaries, and any agent, officer, director or employee thereof) from all claims, rights, causes of action or liabilities of whatever nature, whether at law or in equity, or damages (compensatory, consequential or punitive) against the Company which the Officer, his heirs, executors, administrators, successors, and assigns, may now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing, whatsoever, which has happened, developed, accrued or occurred on or before the date of execution of this Release, arising out of the Officer’s employment with the Company while TECO Energy, Inc. was the indirect owner of TECO Transport or the Retention Agreement (other than Workers’ Compensation claims pending or otherwise related to such employment or failure to make the payments under Section 4 of the Retention Agreement or to enforce the Retention Agreement including all vested benefits) with or termination of employment from the Company while it was a subsidiary of TECO Energy, Inc. or retirement hereunder, including, but not limited to, claims for wrongful termination, discrimination, retaliation, invasion of privacy, defamation, slander, and/or intentional infliction of emotional distress, any rights to a grievance proceeding and those arising under any federal, state, or local discrimination or civil rights or labor laws and/or rules or regulations, and/or common law, whether in contract or in tort, as they relate to the employment relationship of the Officer/Employer (including without limitation claims arising under the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act (29 USC §626), Title VII of the Civil Rights Act of 1964, Worker Adjustment and Retraining Notification Act (29 USC §2101-2109), or the Employee Retirement Income Security Act, as such laws have been or may be amended from time to time).

The Company and the Officer agree that by entering into this Release the Officer does not waive claims that may arise after the date of execution of this Release or any rights to indemnification to which the Officer would be entitled as an Officer while Officer was employed by a subsidiary of TECO Energy, Inc. for matters related to his employment or status with the Company.

The Officer acknowledges and agrees that this Release shall not be construed as an admission by the Company of any improper or unlawful actions or of any wrongdoing whatsoever against the Officer or any other persons, and the Company expressly denies any wrongdoing whatsoever against the Officer or any other employee.

For the purposes of this Release, “Company” shall include TECO Transport Corporation its parent, TECO Energy, Inc. and their subsidiaries and affiliates, and any agent, officer, director, or employee thereof.

This Release shall be null and void if the Closing referred to in the Retention Agreement does not take place.

THE OFFICER ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS RELEASE, KNOWS AND UNDERSTANDS THE CONTENTS CONTAINED IN IT, HAS BEEN GIVEN THE OPPORTUNITY TO CONSIDER THE RELEASE FOR AT LEAST FORTY-FIVE (45) DAYS COMMENCING ON THE DATE OF RECEIPT OF THE RETENTION AGREEMENT. THE COMPANY HAS ADVISED HIM TO CONSULT AN ATTORNEY IF HE DESIRES AND HE HAS BEEN GIVEN THE OPPORTUNITY TO DO SO. FURTHER, THE OFFICER UNDERSTANDS THAT HE MAY RESCIND THE RELEASE AT ANY TIME DURING THE SEVEN (7) DAYS IMMEDIATELY FOLLOWING ITS EXECUTION. THE OFFICER DOES FREELY AND VOLUNTARILY ASSENT TO ALL OF ITS TERMS AND CONDITIONS AND SIGNS THIS RELEASE AS HIS OWN FREE ACT AND RECOGNIZES THAT BY DOING SO HE IS RELEASING THE COMPANY FROM ANY LIABILITY UNDER THE OLDER WORKERS’ BENEFIT PROTECTION ACT.

If the Officer chooses to waive the 45 day requirement, please indicate by initialing and dating the following paragraph in the space provided in the left margin.

Initial

The Officer does hereby waive the forty-five (45) day period to consider this Release as required under the Older Workers’ Benefit Protection Act (29 USC §626). Further, the Officer understands that he may rescind this Agreement at any time during the seven (7) days immediately following execution.

This Release will be governed by the Laws of the State of Florida and shall become effective at the close of business on the seventh day following the execution and delivery of the Release by the Officer (the “Rescission Period”). At any time during the Rescission Period the Officer may rescind this Agreement by giving written notice to the Company at its Human Resources Department.

Date

WITNESSES

BY:
Sal Litrico

DATE SIGNED: